UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2007

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PARAMOUNT GOLD AND SILVER CORP.

(Exact name of registrant as specified in its charter)

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Delaware	0-51600	20-3690109
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

346 Waverley Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Office) (Zip Code)

(613) 226-9881

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements included in this Form 8-k regarding Paramount Gold and Silver Corp. ( the “Company”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company. These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects," "anticipates,” "intends," "plans," "believes," "estimates" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Company’s Board of Directors held August 23, 2007, Lucie Letellier was appointed our new Chief Financial Officer and Michael Clancey was appointed corporate secretary.

Prior to her appointment as our new Chief Financial Officer, since January 2006, Ms. Letellier served as our controller, in charge of day to day accounting operations with respect to the Company’s mining exploration operations. She has been responsible for the proper maintenance of our joint venture accounting and consolidation accounting with respect to our two wholly-owned subsidiaries. Ms. Letellier prepares and delivers quarterly and annual financial statements in accordance with US GAAP for review or audit.

Ms. Letellier also currently serves as the controller for AmMex Gold Mining Corp. and is responsible for AmMex’s accounting and financial functions. From 1990 to 2005, Ms. Letellier was Senior Accountant in the Office of Marc S. Chabot, Chartered Accountant.

Ms. Letellier currently receives a salary of $10,000 per month. In connection with her appointment as the new Chief Financial Officer, the Board of Directors authorized the issuance of 150,000 stock options at a strike price of $2.42 per share representing the closing bid price of the Company’s common stock on the day immediately preceding the option grant.

Concurrently with the appointment of our new Chief Financial Officer, Michael Clancy was appointed corporate secretary. In connection therewith, Mr. Clancy was granted 75,000 stock options at a strike price of $2.42 per share. Mr. Clancy is a partner in the Ottawa office of Gowling Lafleur Henderson LLP. Mr. Clancy practices business law and has been with Gowlings since 1989. Mr. Clancy completed two years of a Bachelor of Arts at Carleton University and obtained his Bachelor of Laws from Osgoode Hall Law School.

In addition to the appointment of Mr. Clancy and Ms. Letellier, our compensation committee met to discuss the proper compensation awards to existing officers and directors. Our entire Board later met and agreed that each member of our Board should be issued a minimum of 150,000 stock options. In addition, our chief executive officer and vice president should be granted stock options which would vest immediately for an additional 250,000 shares. Finally, the Board, on the recommendation of the compensation committee agreed that committee members would receive 15,000 stock options based on the jnumber of committees each would serve on. The strike price for all of the newly issued stock options is $2.42 per share. Based on the foregoing, we have issued the following stock options:

Name	No.
Christopher Crupi	400,000
William Reed	400,000
Daniel Hachey	180,000
Ian Talbot	195,000
John Carden	180,000
Michel Yvan Stinglhamber	35,000

All stock options described herein were issued pursuant to the Company’s 2007/08 Stock Incentive and Equity Compensation Plan which was approved by our shareholders at the annual meeting held August 23, 2007.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 23, 2007, pursuant to a vote of our shareholders at an annual meeting, we amended our certificate of incorporation and changed our name to Paramount Gold and Silver Corp. Management believes that this name change more accurately reflects the business operations of the Company.

Item 8.01

Other Events.

On August 23, 2007, pursuant to a vote of our shareholders at an annual meeting, the shareholders approved the Company’s 2007/08 Stock Incentive and Equity Compensation Plan (the “Plan”). An aggregate of 4 million shares of our Common Stock will be reserved for issuance under the Plan.

The Plan provides the Company with the flexibility to determine what types of awards are beneficial to the Company, its employees, directors and stockholders as changes occur with respect to compensation trends, accounting treatment of awards, tax treatment of awards to the Company or its employees or directors, or its cash flow needs. In addition to incentive stock options and nonqualified stock options, the Plan will allow the Board or its compensation committee, as the administrator of the Plan, to award stock options, shares of our common stock and stock appreciation rights to employees, directors and consultants.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3  Certificate of Amendment to the Articles of Incorporation

Exhibit 4.   Company’s 2007/08 Stock Incentive and Equity Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Paramount Gold and Silver Corp.

By:	/s/ CHRIS CRUPI
Christopher Crupi Chief Executive Officer

Date: August 27, 2007

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